EXHIBIT 99.1

For Immediate Release
Augusta, Georgia
October 28, 2004

GEORGIA-CAROLINA BANCSHARES, INC.
ANNOUNCES THIRD QUARTER RESULTS

AUGUSTA, Ga., Oct. 28 — Georgia-Carolina Bancshares, Inc., parent company of First Bank of Georgia, announced today its financial results for the third quarter of 2004 and the nine months ended September 30, 2004. The Company announced an increase in net income for the third quarter of 2004 as compared to the second quarter of 2004. Consolidated net income for the quarter ended September 30, 2004 was $935,000, which represented a 10.0% increase over net income of $850,000 for the second quarter of 2004.

The Company reported total assets of $305,088,000 at September 30, 2004, an increase of 14.7% from total assets of $266,025,000 as of December 31, 2003, according to Company President & CEO, Patrick G. Blanchard.

“Total loans excluding mortgage loans held for resale have increased by 21.0% during the first nine months of 2004 while total deposits grew 10.4% during the same period.”

Net interest income for the first nine months of 2004 increased to $3,107,000 as compared to $2,834,000 for the comparable period in 2003, representing an increase of 9.6%.

“Our continued growth in commercial loans and deposits has improved net interest income,” stated Remer Y. Brinson III, President & CEO of First Bank of Georgia.

Consolidated net income for the three months ended September 30, 2004 was $935,000 compared to net income for the third quarter of 2003 of $1,758,000. Net income for the third quarter of 2003 included a substantial gain on sale of mortgage loans of $4,732,000, as compared to a gain of $2,498,000 for the third quarter of 2004.

Basic net income per share for the third quarter of 2004 was $.35 as compared to basic net income per share of $.67 for the comparative period during 2003.

Net income for the nine months ended September 30, 2004 was $2,487,000 as compared to net income for the nine months ended September 30, 2003 of $3,998,000.

“We are extremely pleased with the current quarter’s growth in net income compared to net income for the second quarter of 2004 for both the Company and the Bank, and the consolidated growth in total assets during the first nine months of 2004,” stated Patrick G. Blanchard, President & CEO of Georgia-Carolina Bancshares, Inc.

Blanchard further stated that, “Many community banks such as First Bank that originated mortgage loans for resale in the secondary market generated an extremely high level of lending volume and profitability during the second and third quarters of 2003. First Bank, like many other community banks, utilized 2003 as an opportunity to generate additional fee income that was beyond normal expectations.”

The Company’s annualized return on average assets for the third quarter of 2004 was 1.23% and the annualized return on average equity for the third quarter was 15.76%.

For the quarter ended June 30, 2004, the Company’s annualized return on average assets and the annualized return on average equity which were 1.19% and 14.84%, respectively, which exceeded the median return on average assets of .91% and median return on average equity of 11.30% for the Company’s peer group of selected banks in the southeastern United States with between $250 million and $500 million in assets, as reported by BankersBanc Capital Corporation.

During the third quarter, the Company and the Bank also held a groundbreaking ceremony for their new headquarters and main office facility under construction at 3527 Wheeler Road in Augusta, Georgia.

Morgan Keegan & Company, Inc. continues to serve as the principal market maker of the common stock for the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, serves as the Company’s principal contact at Morgan Keegan & Company, Inc.

Georgia-Carolina Bancshares, Inc. common stock is quoted on the Over-The-Counter Bulletin Board under the symbol GECR.

Certain statements contained in this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results, expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: economic conditions, a decrease in the volume of the Bank’s origination of mortgage loans, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.